Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Contacts

Media
Pam Erickson
+1.781-522-5822
pam.erickson@raytheon.com

Investors
Todd Ernst
+1.781-522-5141
todd.ernst@raytheon.com

For Immediate Release

Raytheon announces completion of commercial cybersecurity joint venture transaction with Vista Equity Partners

Raytheon|Websense to provide broad set of defense-grade solutions to rapidly-growing, global commercial cybersecurity markets

WALTHAM, Mass. (May 29, 2015) - Raytheon Company (NYSE: RTN) and Vista Equity Partners have completed a joint venture transaction creating a new company that combines Websense, a Vista Equity portfolio company, and Raytheon Cyber Products, a product line of Raytheon’s Intelligence, Information and Services business. The newly-formed commercial cybersecurity company will be known on an interim basis as Raytheon|Websense. The company expects to introduce a new brand identity upon completion of standard organizational integration activity.

Under the terms of the joint venture transaction originally announced on April 20, 2015, Raytheon owns 80.3 percent of the new company. Vista Equity Partners owns 19.7 percent. The joint venture will start operations immediately and will be based in Austin, Texas. John R. McCormack has been named CEO of the new company.

“The creation of this new commercial cybersecurity company allows us to leverage deep domain expertise to offer our customers unique capabilities that will help defend against the vast, advanced scope threats that exist today,” said Thomas A. Kennedy, Raytheon Company Chairman and Chief Executive Officer. “We are excited to bring these advanced, defense-grade cyber solutions to our existing and new customers.”

Joint Venture Formation
As disclosed in the transaction announcement press release, Raytheon has invested $1.9 billion (net of cash acquired) to acquire Websense, of which $600 million is in the form of an intercompany loan to the joint venture. Raytheon has also contributed the assets of Raytheon Cyber Products and related intellectual property, which is valued at $400 million. Vista Equity Partners has made a new cash investment of approximately $335 million for 19.7 percent of the equity interest in the joint venture. Raytheon will consolidate the operating results of the joint venture, which will be financially reported as a separate business segment of Raytheon.

“The combination of Websense and Raytheon Cyber Products enables us to deliver unprecedented levels of innovation that better protect customers in today’s incredibly dynamic and complex business environment,” said McCormack. “Advanced attacks and data theft are the new normal; we believe this joint venture provides customers the best defense against such threats.”

About Websense
Websense is a global leader in protecting organizations from the latest cyber-attacks and data theft. Websense TRITON® APX provides advanced, adaptive cyber security that protects critical data wherever it resides and gives actionable intelligence across the entire threat lifecycle. Websense comprehensive security solutions unify web, email, mobile, data and endpoint security to prevent data theft. More than 21,000 organizations across 155 countries rely on Websense to stop advanced persistent threats, targeted attacks and evolving malware. A global network of channel partners distributes, deploys and supports Websense solutions. For more about Websense, visit us at www.websense.com and follow us on Twitter @websense.

About Vista Equity Partners
Vista Equity Partners, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with more than $14 billion in cumulative capital commitments, currently invests in software, data and technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

About Raytheon
Raytheon Company, with 2014 sales of $23 billion and 61,000 employees worldwide, is a technology and innovation leader specializing in defense, civil government and cybersecurity markets throughout the world. With a history of innovation spanning 93 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cybersecurity and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @Raytheon.

Disclosure Regarding Forward-Looking Statements
This release contains forward-looking statements, including information regarding the joint venture and its business prospects, and the cybersecurity market. These forward-looking statements are not statements of historical facts and represent only the Company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the parties’ ability to successfully integrate and operate the new company, and achieve expected synergies and other benefits; the ability to attract and retain key employees of the new company; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; risks of an impairment of goodwill or other intangible assets; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date, except as required by law.